As filed with the Securities and Exchange Commission on May 25, 2017
Registration Statement No. 333-183733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Unum Group
(Exact name of registrant as specified in its charter)

Delaware	62-1598430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Fountain Square
Chattanooga, Tennessee	37402
(Address of principal executive offices)	(Zip Code)

Unum Group Stock Incentive Plan of 2012
Unum Group Stock Incentive Plan of 2017
(Full title of the plans)

J. Paul Jullienne
Unum Group
1 Fountain Square, Chattanooga, Tennessee 37402
(Name and address of agent for service)
(423) 294-1011
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)

		Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Unum Group (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment No. 1 (this “Amendment”) to make available for issuance under the Unum Group Stock Incentive Plan of 2017 (the “2017 Plan”), as described further below, certain shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-183733), filed and effective September 5, 2012 (the “2012 Registration Statement”), with respect to 20,000,000 shares of Common Stock available for issuance under the Unum Group Stock Incentive Plan of 2012 (the “2012 Plan”).

On May 25, 2017 (the “Effective Date”), the Company’s stockholders approved the 2017 Plan, which provides that (i) 12,300,000 of the shares of Common Stock remaining available for issuance under the 2012 Plan on the Effective Date, and (ii) the number of shares subject to any award outstanding under the 2012 Plan as of the Effective Date that after the Effective Date is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised, or is settled for cash (collectively, to the extent applicable, the “Carryover Shares”), are to be included in the shares of Common Stock available for issuance under the 2017 Plan. The Carryover Shares will be added to 4,700,000 shares of Common Stock (the “Newly Registered Shares”) that are being newly registered by the Company pursuant to a contemporaneously filed Registration Statement on Form S-8 (the “2017 Registration Statement”), which Newly Registered Shares, upon the filing with the Commission of the 2017 Registration Statement, will also become available for issuance under the 2017 Plan. With the exception of dividend equivalents issued or credited under the 2012 Plan in respect of awards granted under the 2012 Plan which are outstanding as of the Effective Date (the “Dividend Equivalent Shares”), no new awards pursuant to which shares of Common Stock may be issued will be made under the 2012 Plan after the Effective Date.

The 2012 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2012 Plan, including the Dividend Equivalent Shares. However, upon the forfeiture, termination, expiration, lapse or cash settlement (to the extent applicable) of awards granted under the 2012 Plan, the Common Stock underlying such awards will become available for issuance under the 2017 Plan. From time to time, the Company may file additional post-effective amendments to the 2012 Registration Statement to carry over such additional shares for issuance under the 2017 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement (File No. 333-183733) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 25th day of May, 2017.

UNUM GROUP

By:	/s/ Richard P. McKenney Richard P. McKenney President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ Richard P. McKenney Richard P. McKenney	President and Chief Executive Officer and a Director (principal executive officer)	May 25, 2017
	/s/ John F. McGarry John F. McGarry	Executive Vice President and Chief Financial Officer (principal financial officer)	May 25, 2017
	/s/ Daniel J. Waxenberg Daniel J. Waxenberg	Senior Vice President, Chief Accounting Officer	May 25, 2017
	*__________________________ Theodore H. Bunting	Director
	*__________________________ E. Michael Caulfield	Director
	*__________________________ Joseph J. Echevarria	Director
	*__________________________ Cynthia L. Egan	Director
	*__________________________ Pamela H. Godwin	Director
	*__________________________ Kevin T. Kabat	Director (Chairman of the Board of Directors)
	*__________________________ Timothy F. Keaney	Director
	*__________________________ Gloria C. Larson	Director
	*__________________________ Ronald P. O'Hanley	Director
	*__________________________ Francis J. Shammo	Director
By:	/s/ J. Paul Jullienne	For all of the Directors	May 25, 2017
J. Paul Jullienne, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1
Unum Group Stock Incentive Plan of 2012 (incorporated by reference to Appendix A of Unum Group’s definitive proxy statement on Schedule 14A filed with the Commission on April 12, 2012 (File No. 1-11294)).

23.1*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney.
* Filed herewith